DATED	5 OCTOBER 2006

CME Development Corporation

- and -

Marina Williams

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (“CONTRACT”)

Name and Address of Employer:	CME Development Corporation c/o 2nd Floor, Aldwych House, 81 Aldwych, London WC2B 4HN (the “Company”)

Name and address of Employee:	Marina Williams, residing at 19 Bracknell Gardens, London NW3 7EE

Date this contract takes effect	1 April 2006

1	COMMENCEMENT OF EMPLOYMENT

Your employment with the Company commenced on 22 November 2004 and shall terminate on 31 March 2010 (the end date) unless terminated on an earlier date by either party as set forth in clause 10 below.

2	JOB TITLE AND DUTIES

2.1	Your job title is Executive Vice President, reporting to the Chief Executive Officer (the “Chief Executive Officer”) of Central European Media Enterprises Ltd. (“CME Ltd.”).

2.2	Your main duties are

2.2.1
Management of matters relating to CME Ltd.’s existing and future television station operations in Ukraine and such other countries of Central and Eastern Europe as may be specified from time to time by the Chief Executive Officer;

2.2.2	Travel to such countries as directed by the Chief Executive Officer to undertake tasks specified by him;

2.2.3	Such other related tasks as directed by the Chief Executive Officer from time to time.

2.3	In addition to your main duties you will be required to carry out such other duties consistent with your position as the Company may from time to time require.

2.4	You shall use your best endeavours to promote and protect the interests of CME Ltd. and shall not do anything that is harmful to those interests.

2.5
You shall devote the whole of your time (unless prevented by ill-health or accident or otherwise directed by the Company) to the duties of this contract and you shall not be directly or indirectly interested or concerned in any manner in any other business (other than holding as a bona fide personal investment equity in any company whose shares are listed on any recognised exchange or is otherwise not a Restricted Business as defined in clause 20.1) except with the Company’s prior written consent. If such consent is given, you must provide the Company with the number of hours worked for any other employer each month.

3	PLACE OF WORK

3.1
You will be based in the Company’s existing London office or at such other place in London, England as the Company may from time to time reasonably require. Any interim, temporary or permanent relocation (which for the avoidance of doubt will exclude normal business travel) will be subject to mutual agreement.

3.2
The duties of this appointment shall relate primarily to the UK and the countries in which the Company holds interests in television stations. You may also be required to travel to other destinations from time to time as reasonably required by the Company for the proper performance of your duties.

4	REMUNERATION

4.1
Your basic salary is 225,000 pounds (£) per year, payable in equal and consecutive monthly instalments in arrears or on or about the 20th day of each month by credit transfer into your bank account after all necessary deductions for relevant taxes and national insurance. Your basic salary shall be increased by 5% per annum on each anniversary of the effective date of this contract.

4.2
You shall be entitled to participate in an annual discretionary bonus scheme. The amount, if any, of such a bonus shall be determined by the Chief Executive Officer, and is subject to the approval of the Compensation Committee. Any bonus awarded will be based on a figure representing not less than 33% of your gross annual basic salary.

4.3	In addition to the bonus under the annual discretionary bonus scheme, you shall be entitled to a bonus in respect of the Ukrainian operations, payable as follows:

4.3.1
In the event the EBITDA results of the Ukrainian operations (as measured and reported in the Annual Report on Form 10-K of CME Ltd. in respect of such year) are equal to the annual aggregate EBITDA target for such fiscal year established by the Board of Directors of CME Ltd. in the annual budget, you will be entitled to receive a bonus of 50% of your gross annual basic salary based on your average gross annual basic salary in respect of such year;

4.3.2
In the event the EBITDA results of the Ukrainian operations (as measured and reported in the Annual Report on Form 10-K of CME Ltd. in respect of such year) exceed the annual aggregate EBITDA target for such fiscal year established by the Board of Directors of CME Ltd. in the annual budget, you will be entitled to receive an additional amount equal to 10% of your gross annual basic salary based on your average gross annual basic salary in respect of such year for each 5% increment by which the EBITDA results in respect of such year exceed the corresponding EBITDA target in respect of such year;

provided, that the foregoing bonus shall only be payable to the extent that you are an employee of the Company on January 1 of the year following the year in respect of which such bonus would be payable. The Company acknowledges the foregoing bonus is based on the operations in Ukraine as of the date hereof and may grant additional remuneration in the event of material changes to such operations or your responsibilities.

4.4
The Company agrees to use reasonable efforts to cause CME Ltd. to grant you 12,500 options over shares of Class A Common Stock of CME Ltd. on each anniversary of the effective date of this contract (or, if such date is not a business day, on the next succeeding business day in New York, New York, USA after the date of such anniversary). The exercise price for such options shall be the closing price of the shares of Class A Common Stock on NASDAQ on the date of grant. Such options shall vest in four equal instalments and shall otherwise be subject to the 1995 Stock Incentive Plan of CME Ltd. You further acknowledge that CME Ltd. has granted you 12,500 options on May 1, 2006 on the terms described above.

5	OTHER BENEFITS

5.1	You are entitled to membership of such insurance schemes (each referred to below as an “insurance scheme”) provided by the Company from time to time, including:

5.1.1	A medical expenses insurance scheme providing such cover for you and your spouse/partner and all children under the age of eighteen (18) as the Company may from time to time notify to you; and

5.1.2	a salary continuance on long-term disability insurance scheme providing such cover for you as the Company may from time to time notify to you.

5.2
Benefits under any insurance scheme shall be subject to the rules of the scheme(s) and the terms of any applicable insurance policy and are conditional upon your complying with and satisfying any applicable requirements of the insurers. Copies of these rules and policies and particulars of the requirements shall be provided to you on request. The Company shall not have any liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

5.3
Any insurance scheme which is provided for you is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the opinion of the Company your state of health is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of your age.

5.4
The provision of any insurance scheme does not in any way prevent the Company from lawfully terminating this contract in accordance with the provisions in Clause 10 even if to do so would deprive you of membership of or cover under any such scheme.

6	EXPENSES

The Company shall reimburse you for all reasonable expenses (such as travel and other appropriate business expenses, professional membership dues) incurred by you in the proper performance of your duties under this contract, on production of appropriate receipts in accordance with the Company’s Employee Handbook.

7	HOURS OF WORK

7.1
Your normal working hours are 40 hours per week/from 9:00am to 6:00pm Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties. This may include working in the evenings outside normal office hours at weekends or on public holidays. No additional pay or time off will be permitted.

8	HOLIDAYS

8.1	You are entitled to 25 days’ holiday per annum in addition to bank and public holidays in the United Kingdom.

8.2	Your entitlement to holiday accrues pro rata on an annual basis as calculated from 1 January each year.

8.3	Unless otherwise prohibited by English law, any entitlement to holiday remaining at the end of this contract shall lapse and no payment in lieu will be made for accrued untaken holiday.

8.4
If your employment is terminated without notice, you will not be entitled to holiday pay for holiday which would have accrued during the notice period, had you continued to be employed throughout that time.

8.5
The Company may also reasonably refuse to allow you to take holiday in circumstances where it would be inconvenient to the business. The Company reserves the right to refuse holiday up to and including the day before the holiday is due to be taken.

9	SICKNESS

9.1
The Company may from time to time in its reasonably discretion and at its expense on reasonable notice require you to be examined by a medical adviser nominated by the Company for purposes of evaluating the adequacy of your health to perform this contract and you agree to provide such formal consents as may be reasonably necessary for the results of such examinations to be disclosed to the Company.

10	TERMINATION

10.1
You may terminate this contract at any time on giving the Company six months notice in writing. In the event you give notice of termination pursuant to this Clause, the Company may opt to provide you with payment in lieu of notice. This payment will comprise solely your basic salary (at the rate payable when this option is exercised) and any unpaid bonus which has been awarded in accordance with the Company’s pay-for-performance scheme and shall be subject to deductions for income tax and national insurance contributions as appropriate.

10.2
The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given under clause 10.1 above) terminate this contract with immediate effect and make a payment in lieu of notice. This payment will comprise solely the outstanding balance of your basic salary from the date of termination through and including the end date of contract, including any unpaid bonus to which has been awarded under the Company’s pay-for-performance scheme (at the rate payable when this option is exercised) and shall be subject to deductions for income tax and national insurance contributions as appropriate.

10.3
Your employment may be terminated by the Company without notice by reason of your gross misconduct. Examples of gross misconduct are set out in the Company’s Employee Handbook. Nothing herein shall be deemed to oblige the Company to actually use your services pursuant hereto and the Company shall have fully discharged its obligation to you by providing you with the outstanding balance of your basic salary through and including the date of termination, including any unpaid bonus to which has been awarded under the Company’s pay-for-performance scheme (at the rate payable when this option is exercised) and shall be subject to deductions for income tax and national insurance contributions as appropriate.

10.4
Upon the termination by whatever means of this contract you shall immediately return to the Company all documents, computer media, credit cards, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

11	SUSPENSION

11.1
The Company may suspend you from your duties on full pay to allow the Company to investigate any bona-fide complaint made against you in relation to your employment with the Company. In any such circumstances, you will be given a reasonable opportunity to address and defend any such complaint.

11.2
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this contract or incurring any liability or giving rise to any claim against it:

11.2.1	Exclude you from the premises of the Company;

11.2.2	Require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

11.2.3	Announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

11.2.4
Prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the Company until your employment has terminated except to the extent that you are authorised by the General Counsel in writing; and

11.2.5	Require you to comply with any other reasonable conditions imposed by the Company.

11.3	You will continue to be bound by all obligations owed to the Company under this contract.

12	CONFIDENTIAL INFORMATION

12.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of ) any confidential information:

12.1.1	concerning the business of the Company and which comes to your knowledge during the course of or in connection with your employment or your holding office; or

12.1.2
concerning the business of any client or person having dealings with the Company and which is obtained directly or indirectly in circumstances where the Company is subject to a duty of confidentiality.

12.2
For the purposes of Clause 12.1.1 above information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment, not generally known in the relevant trade or industry, about the Company’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

12.3	This clause shall not apply to information which is:

12.3.1	used or disclosed in the proper performance of your duties or with the consent of the Company;

12.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law;

12.3.3	comes into the public domain (otherwise than due to a default by you).

13	INTELLECTUAL PROPERTY

13.1	You shall assign with full title your entire interest in any Intellectual Property Right (defined below) to the Company to hold as absolute owner.

13.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, assign, purport to assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

13.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994 you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to best advantage.

13.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominees) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause and shall be conclusive evidence that such is the case.

13.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

13.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

13.6.1	relates to or is useful in connection with the business or any product or service of the Company; and

13.6.2	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the performance of your employment with the Company;

and for these purposes and for the purposes of the other provisions of this clause 13, references to the Company shall be deemed to include references to any Associated Company.

14	DISCIPLINARY AND GRIEVANCE PROCEDURES

The Company’s disciplinary and grievance procedure is set out in the Company’s Employee Handbook. It does not form part of your contract of employment and may be applied at the Company’s sole discretion.

15	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

16	DATA PROTECTION

16.1
You acknowledge that the Company will hold personal data relating to you. Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes). The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records. Your right of access to such data is as prescribed by law.

16.2
By signing this contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisers, to third parties providing products and/or services to the Company and as required by law.

17	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

18	MONITORING OF COMPUTER SYSTEMS

18.1	The Company will monitor messages sent and received via the email and voicemail system to ensure that employees are complying with the Company’s Information Technology policy.

18.2
The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email system is in accordance with the Company’s best practice, for the purpose of performance management, for the purpose of monitoring whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.

18.3
You should be aware that no email or voice mail sent or received through the Company’s system is private. The Company reserves and intends to exercise its right to review, audit, intercept, access and disclose on a random basis all messages created from it or sent over its computer system for any purpose. The contents of email or voice mail so obtained by the Company in the proper exercise of these powers may be disclosed without the permission of the employee. Employees should be aware that the emails or voice mails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings. An email which has been trashed or deleted can still be retrieved.

18.4
The Company further reserves and intends to exercise its right to monitor all use of the internet through its information technology systems, to the extent authorised by law. By your signature to this contract you consent to any such monitoring.

19	INDEMNITY

19.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Agreement occurred prior to, during or after the date of this Agreement provided that you shall promptly notify the Company of such Proceedings and the Company shall be entitled to participate in such Proceedings and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice. This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, wilful misconduct or bad faith.

19.2
The term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company, a related company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, by reason of the fact that you are or were a director, officer, employee, agent or fiduciary of the Company, by reason of any action taken by you or of any inaction on your part while acting as such director, officer, employee, agent or fiduciary or by reason of the fact that you are or were serving at the request of the Company as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

19.3
The term "Expenses" shall include, without limitation thereto, expenses (including, without limitation, attorneys' fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgements, fines, penalties or amounts paid in settlement by or on behalf of you and any Expenses of establishing a right to indemnification under this Agreement.

19.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request. You hereby agree and undertake to repay such amounts if it shall be finally decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Agreement or otherwise.

19.5
The indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Articles of Incorporation or Bye-Laws, any agreement, any vote of stockholders or disinterested directors, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors and officers insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Agreement. To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's Articles of Incorporation, Bye-Laws and this Agreement, it is the intent of the parties hereto that you shall enjoy by this Agreement the greater benefit so afforded by such change. The provisions of this Section 22 shall survive the expiration or termination, for any reason, of this Agreement and shall be separately enforceable.

20	POST-EMPLOYMENT RESTRICTIONS

20.1
You agree for a period of six (6) months after the termination of your employment that you shall not either on your own account or on behalf of any other person, firm or company directly or indirectly, carry on or be engaged, concerned or interested in any business which is directly competitive with the business of securing television licenses and operating television stations in which the CME Group is engaged and with which you were actively involved in the twelve months preceding the termination of your employment (the “Restricted Business”) within the territories of operation of the CME Group.

20.2
You agree, in connection with the carrying on of the Restricted Business that for a period of six (6) months after the termination of your employment, you shall not, either on your own account or on behalf of any other person, firm or company, directly or indirectly, seek to do conduct a Restricted Business and/or conduct a Restricted Business with any person, firm or company who at any time during the twelve months preceding the termination of your employment was a customer of the Company or any Associated Company and with whom during that period you had material dealings.

20.3
You agree for a period of six (6) months following the termination of your employment, that you shall not solicit or employ or cause to be employed, whether directly or indirectly, any employee of the Company who has substantial knowledge of confidential aspects of the business of the Company, and with whom at any time during the period of twelve months prior to such termination you had material dealings on behalf of the Company.

20.4
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid. If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

20.5	The restrictions set forth in this Clause 20 shall not apply if the Company is in breach of this contract, is no longer engaged in the operation of television stations or is insolvent or bankrupt.

20.6
For the purposes of this clause, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of any holding company.

21	GENERAL

21.1
You hereby authorise the Company to deduct from any salary payable to you any sums owing by you to the Company upon prior notice and, provided that you are not in breach of this agreement, mutual consent.

21.2	As from the effective date of this contract all other agreements or arrangements between you and the Company shall cease to have effect.

21.3	This shall be governed by and construed in accordance with English law.

The Company and Marina Williams agree to the terms set out above.

Executed as a Deed by Michael Garin and Mark Wyllie,	/s/ Michael Garin
representing CME Development Corp. in the presence of:	/s/ Mark Wyllie
Witness signature:	/s/ C. Rauch
Name:	Carol Rauch
Address:	81 Aldwych, Aldwych House
London, WC2B 4HN
Occupation:	Legal Assistant

Signed as a Deed by Marina Williams in the presence of:	/s/ Marina Williams
Witness signature:	/s/ Jessica Yu
Name:	Jessica Yu
Address:	81 Aldwych, Aldwych House
London, WC2B 4HN
Occupation:	Legal Assistant